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                                                                                                                    EXHIBIT 12.1

                                                                  HRPT PROPERTIES TRUST
                                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (Dollars in thousands, except ratio amounts)

                                          Nine Months Ended
                                            September 30,                              Year Ended December 31,
                                     -------------------------- -----------------------------------------------------------------
                                         2000          1999          1999         1998         1997         1996          1995
                                     ------------ ------------- ------------- ------------ ----------- ------------- ------------
Income before gain on sale of
  properties and extraordinary item    $79,728       $92,560       $105,555    $146,656     $112,204      $77,164      $61,760
Fixed charges                           79,041        65,372         90,772      66,253       38,564       23,279       26,218
                                     ------------ ------------- ------------- ------------ ----------- ------------- ------------
Adjusted Earnings                     $158,769      $157,932       $196,327    $212,909     $150,768     $100,443      $87,978
                                     ============ ============= ============= ============ =========== ============= ============

Fixed Charges:
    Interest expense                   $75,849       $63,013        $87,470     $64,326      $36,766      $22,545      $24,274
    Amortization of deferred
      financing costs                    3,192         2,359          3,302       1,927        1,798          734        1,944
                                     ------------ ------------- ------------- ------------ ----------- ------------- ------------

Total Fixed Charges                    $79,041       $65,372        $90,772     $66,253      $38,564      $23,279      $26,218
                                     ============ ============= ============= ============ =========== ============= ============

Ratio of Earnings to Fixed Charges        2.0x          2.4x           2.2x        3.2x         3.9x         4.3x         3.4x
                                     ============ ============= ============= ============ =========== ============= ============

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